Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Lisa Pammer, 610-774-3316

PPL Corporation Reports First-Quarter Earnings

•	Updates reported earnings forecast range to $2.02 to $2.22 per share, reflecting special items recorded through the first quarter.

•	Reaffirms ongoing 2017 earnings forecast range of $2.05 to $2.25 per share.

•	Reaffirms projected compound annual earnings per share growth rate of 5 to 6 percent from 2017 through 2020 and targeted dividend growth of 4 percent a year over the same period.

ALLENTOWN, Pa. (May 4, 2017) - PPL Corporation (NYSE: PPL) on Thursday (5/4) announced first-quarter 2017 reported earnings (GAAP) of $403 million, or $0.59 per share, a decrease from first-quarter 2016 reported earnings of $481 million, or $0.71 per share.
Adjusting for special items, first-quarter 2017 earnings from ongoing operations (non-GAAP) were $425 million, or $0.62 per share, compared with $458 million, or $0.67 per share, a year ago. This decrease was driven primarily by expected lower foreign currency exchange rates and unfavorable weather in Kentucky, partially offset by the effect of the April 1, 2016 price increase in the U.K.
"We remain on track to deliver on our commitments to shareowners in 2017," said William H. Spence, PPL's chairman, president and Chief Executive Officer. "And we remain confident in our ability to deliver our projected long-term earnings and dividend growth as we invest approximately $3 billion a year to build a smarter, more reliable and more secure energy grid and to advance a cleaner energy future."
With the effect of special items recorded through the first quarter, the company's forecast range for 2017 reported earnings is $2.02 to $2.22 per share.
PPL's forecast range for earnings from ongoing operations, reaffirmed today, is $2.05 to $2.25 per share, with a midpoint of $2.15 per share.
Looking forward, PPL said it continues to expect 5 to 6 percent compound annual earnings growth per share from 2017 through 2020, measured against the 2017 ongoing earnings forecast midpoint of $2.15 per share. Spence said this is supported by expected 4 to 6 percent EPS growth in its U.S. utilities and 6 to 8 percent growth in its U.K. operations.
Moreover, Spence said PPL continues to target dividend growth of 4 percent a year through 2020, having delivered on that commitment earlier this year by increasing the company's annualized dividend 4 percent in February from $1.52 per share to $1.58 per share.
The company has significantly reduced its exposure to foreign currency exchange rates through its hedging program. Although the British government formally began its exit from the European Union on March 29, PPL is well-positioned to deliver its projected growth even if the exchange rate were to decline well below current levels.

"Delivering our targeted growth is dependent on executing our low-risk business plan, and that's something we've demonstrated time and again is a strength for PPL," Spence said.
He said PPL's strategic priorities going forward are clear. Deliver industry-leading customer service and reliability. Invest responsibly in a sustainable energy future. Continue to execute PPL's infrastructure plans. Maintain a strong financial foundation. And engage and develop PPL's employees.

First-Quarter 2017 Earnings Details

PPL's reported earnings for the first quarter of 2017 included net special-item after-tax charges of $22 million, or $0.03 per share, primarily from foreign currency-related economic hedges. Reported earnings for the first quarter of 2016 included net special-item after-tax benefits of $23 million, or $0.04 per share, primarily from foreign currency-related economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	1st Quarter
	2017	2016	% Change
Reported earnings	$403	$481	(16)%
Reported earnings per share	$0.59	$0.71	(17)%

	1st Quarter
	2017	2016	% Change
Earnings from ongoing operations	$425	$458	(7)%
Earnings from ongoing operations per share	$0.62	$0.67	(7)%

First-Quarter 2017 Earnings by Segment

	1st Quarter
Per share	2017	2016
Reported earnings
U.K. Regulated	$0.42	$0.43
Kentucky Regulated	0.14	0.16
Pennsylvania Regulated	0.12	0.14
Corporate and Other	(0.09)	(0.02)
Total	$0.59	$0.71

	1st Quarter
	2017	2016
Special items (expense) benefit
U.K. Regulated	$(0.03)	$0.04
Kentucky Regulated	—	—
Pennsylvania Regulated	—	—
Corporate and Other	—	—
Total	$(0.03)	$0.04

	1st Quarter
	2017	2016
Earnings from ongoing operations
U.K. Regulated	$0.45	$0.39
Kentucky Regulated	0.14	0.16
Pennsylvania Regulated	0.12	0.14
Corporate and Other	(0.09)	(0.02)
Total	$0.62	$0.67

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings in the first quarter of 2017 decreased by $0.01 per share compared to a year ago. Earnings from ongoing operations in the first quarter of 2017 increased by $0.06 per share primarily due to higher prices from an April 1, 2016 price increase. In addition, lower results from lower foreign currency exchange rates were offset by lower operation and maintenance expense, including pension expense, and the tax benefits of accelerated pension contributions.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the first quarter of 2017 decreased by $0.02 per share compared with a year ago, driven by lower sales volumes due to unfavorable weather.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the first quarter of 2017 decreased by $0.02 per share compared with a year ago, driven primarily by higher operation and maintenance expense and higher depreciation expense. Higher transmission margins due to additional capital investments were offset by lower peak transmission demand.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
The loss in first-quarter reported earnings and earnings from ongoing operations increased by $0.07 per share compared to a year ago. The change resulted primarily from the timing impact of recording annual estimated taxes. This impact is expected to reverse through the remainder of the year.

Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2017 forecast midpoint	2016 actual	2017 forecast midpoint	2016 actual
Per share
U.K. Regulated	$1.15	$1.83	$1.18	$1.49
Kentucky Regulated	0.58	0.58	0.58	0.58
Pennsylvania Regulated	0.50	0.50	0.50	0.50
Corporate and Other	(0.11)	(0.12)	(0.11)	(0.12)
Total	$2.12	$2.79	$2.15	$2.45

(See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations.)

U.K. Regulated Segment
PPL projects lower segment earnings in 2017 compared with 2016 due to a lower assumed foreign currency rate in 2017, lower incentive revenues, higher interest expense and higher depreciation expense, partially offset by lower operation and maintenance expense, including pension expense, and higher revenue from the April 1, 2017 price increase.
The remaining 2017 foreign currency exposure for this segment is 100 percent hedged at an average rate of $1.21 per pound.

Kentucky Regulated Segment
PPL projects relatively flat segment earnings in 2017 compared with 2016, primarily driven by electricity and gas base rate increases, offset by higher operation and maintenance expense and higher depreciation expense.

Pennsylvania Regulated Segment
PPL projects relatively flat segment earnings in 2017 compared with 2016, primarily driven by higher transmission earnings and lower operation and maintenance expense, offset by higher depreciation expense, higher interest expense and higher income taxes.

Corporate and Other
PPL projects costs to be relatively flat in this category in 2017 compared with 2016.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With about 13,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2017 financial results at 8:30 a.m. Eastern Daylight Time on Thursday, May 4. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 7104631.

# # #

Management utilizes "Earnings from Ongoing Operations" as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency-related economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$409	$341
Accounts receivable	760	712
Unbilled revenues	427	480
Fuel, materials and supplies	312	356
Current price risk management assets	95	63
Other current assets	224	115
Property, Plant and Equipment
Regulated utility plant	35,229	34,674
Less: Accumulated depreciation - regulated utility plant	6,197	6,013
Regulated utility plant, net	29,032	28,661
Non-regulated property, plant and equipment	413	413
Less: Accumulated depreciation - non-regulated property, plant and equipment	137	134
Non-regulated property, plant and equipment, net	276	279
Construction work in progress	1,099	1,134
Property, Plant and Equipment, net	30,407	30,074
Noncurrent regulatory assets	1,908	1,918
Goodwill and other intangibles	3,694	3,760
Pension benefit asset	363	9
Noncurrent price risk management assets	284	336
Other noncurrent assets	151	151
Total Assets	$39,034	$38,315

Liabilities and Equity
Short-term debt	$1,666	$923
Long-term debt due within one year	417	518
Accounts payable	700	820
Other current liabilities	1,473	1,576
Long-term debt	17,958	17,808
Deferred income taxes and investment tax credits	4,187	4,021
Accrued pension obligations	776	1,001
Asset retirement obligations	429	428
Noncurrent regulatory liabilities	897	899
Other noncurrent liabilities	422	422
Common stock and additional paid-in capital	9,924	9,848
Earnings reinvested	3,962	3,829
Accumulated other comprehensive loss	(3,777)	(3,778)
Total Liabilities and Equity	$39,034	$38,315

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended March 31,
	2017	2016
Operating Revenues	$1,951	$2,011

Operating Expenses
Operation
Fuel	191	197
Energy purchases	215	233
Other operation and maintenance	432	450
Depreciation	242	229
Taxes, other than income	75	79
Total Operating Expenses	1,155	1,188

Operating Income	796	823

Other Income (Expense) - net	(47)	61

Interest Expense	217	224

Income Before Income Taxes	532	660

Income Taxes	129	179

Net Income	$403	$481

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.59	$0.71
Diluted	$0.59	$0.71

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	680,882	675,441
Diluted	683,084	678,817

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities
Net income	$403	$481
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	242	229
Amortization	23	18
Defined benefit plans - (income)	(19)	(13)
Deferred income taxes and investment tax credits	161	162
Unrealized (gains) losses on derivatives, and other hedging activities	35	(34)
Other	18	8
Change in current assets and current liabilities
Accounts receivable	(43)	(62)
Accounts payable	(84)	(43)
Unbilled revenues	52	18
Fuel, materials and supplies	44	25
Prepayments	(110)	(86)
Taxes payable	(21)	15
Other	(55)	(48)
Other operating activities
Defined benefit plans - funding	(520)	(123)
Other	9	10
Net cash provided by operating activities	135	557
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(677)	(656)
Expenditures for intangible assets	(3)	(6)
Other investing activities	3	1
Net cash used in investing activities	(677)	(661)
Cash Flows from Financing Activities
Issuance of long-term debt	64	224
Retirement of long-term debt	—	(224)
Issuance of common stock	73	42
Payment of common stock dividends	(258)	(255)
Net increase in short-term debt	744	351
Other financing activities	(16)	(23)
Net cash provided by financing activities	607	115
Effect of Exchange Rates on Cash and Cash Equivalents	3	(33)
Net Increase (Decrease) in Cash and Cash Equivalents	68	(22)
Cash and Cash Equivalents at Beginning of Period	341	836
Cash and Cash Equivalents at End of Period	$409	$814

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at March 31,	$236	$279
Accrued expenditures for intangible assets at March 31,	$62	$64

Key Indicators (Unaudited)

	12 Months Ended
	March 31
Financial	2017	2016

Dividends declared per share of common stock	$1.5350	$1.5075
Book value per share (1)(2)	$14.81	$14.43
Market price per share (1)	$37.39	$38.07
Dividend yield	4.1%	4.0%
Dividend payout ratio (3)(4)	57.5%	198.4%
Dividend payout ratio - earnings from ongoing operations (3)(5)	64.0%	71.4%
Return on common equity (4)	18.4%	4.3%
Return on common equity - earnings from ongoing operations (5)(6)	16.5%	14.3%
Spot rate of U.S. Dollar per British pound sterling for Balance Sheet translation (7)	$1.24	$1.39
Average rate of U.S. Dollar per British pound sterling for Statement of Income translation (8)	$1.22	$1.54

(1)	End of period.

(2)	Based on 682,427 and 676,384 shares of common stock outstanding (in thousands) at March 31, 2017 and March 31, 2016.

(3)	Based on diluted earnings per share.

(4)
2016 includes the impact of the $879 million loss on the spinoff of the Supply segment, reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP. 2016 also includes two months of Supply segment earnings.

(5)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(6)	2016 was adjusted to exclude the equity of PPL Energy Supply, LLC as that business was spun off in 2015.

(7)	As of February 28, 2017 and February 29, 2016 as WPD is consolidated on a one-month lag.

(8)	Represents a three-month average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended March 31,
			Percent
(GWh)	2017	2016	Change

Domestic Retail Delivered
PPL Electric Utilities	9,546	9,680	(1.4)%
LKE	7,235	7,689	(5.9)%
Total	16,781	17,369	(3.4)%

International Delivered
United Kingdom	20,658	20,292	1.8%

Domestic Wholesale
LKE (1)	566	506	11.9%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$286	$95	$79	$(57)	$403
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of $12	(21)	—	—	—	(21)
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(21)	(1)	—	—	(22)
Earnings from Ongoing Operations	$307	$96	$79	$(57)	$425

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.42	$0.14	$0.12	$(0.09)	$0.59
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.03)	—	—	—	(0.03)
Total Special Items	(0.03)	—	—	—	(0.03)
Earnings from Ongoing Operations	$0.45	$0.14	$0.12	$(0.09)	$0.62

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$289	$112	$94	$(14)	$481
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of ($13)	24	—	—	—	24
Spinoff of the Supply segment, net of tax of $1	—	—	—	(1)	(1)
Total Special Items	24	—	—	(1)	23
Earnings from Ongoing Operations	$265	$112	$94	$(13)	$458

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.43	$0.16	$0.14	$(0.02)	$0.71
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.04	—	—	—	0.04
Total Special Items	0.04	—	—	—	0.04
Earnings from Ongoing Operations	$0.39	$0.16	$0.14	$(0.02)	$0.67

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1,246	$398	$338	$(80)	$1,902
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of $4	(8)	—	—	—	(8)
Spinoff of the Supply segment, net of tax of $2	—	—	—	(3)	(3)
Other:
Settlement of foreign currency contracts, net of tax of ($108)	202	—	—	—	202
Change in U.K. tax rate	37	—	—	—	37
Total Special Items	231	—	—	(3)	228
Earnings from Ongoing Operations	$1,015	$398	$338	$(77)	$1,674

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.83	$0.58	$0.50	$(0.12)	$2.79
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.01)	—	—	—	(0.01)
Other:
Settlement of foreign currency contracts	0.30	—	—	—	0.30
Change in U.K. tax rate	0.05	—	—	—	0.05
Total Special Items	0.34	—	—	—	0.34
Earnings from Ongoing Operations	$1.49	$0.58	$0.50	$(0.12)	$2.45

Reconciliation of PPL's Forecast of Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)
	Forecast (per-share - diluted)
	2017 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2017	2017
Reported Earnings	$1.15	$0.58	$0.50	$(0.11)	$2.12	$2.22	$2.02
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.03)	—	—	—	(0.03)	(0.03)	(0.03)
Total Special Items	(0.03)	—	—	—	(0.03)	(0.03)	(0.03)
Earnings from Ongoing Operations	$1.18	$0.58	$0.50	$(0.11)	$2.15	$2.25	$2.05